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DOLLAR GENERAL REPORTS APRIL SAME-STORE SALES UP 6.9%;

ANNOUNCES FIRST QUARTER CONFERENCE CALL AND WEB CAST OF ANNUAL MEETING OF SHAREHOLDERS

GOODLETTSVILLE, Tenn. – May 4, 2006 – Dollar General Corporation (NYSE: DG) today reported total retail sales for the April four-week period ended April 28, 2006, equaled $697.0 million compared to $613.5 million last year, an increase of 13.6 percent. For the April period, same-store sales increased 6.9 percent compared to an increase of 5.3 percent in the four-week period ended April 29, 2005. Sales in the 2006 April period were favorably impacted by the shift in the timing of Easter as well as heightened promotional activity, including an advertising circular prior to Easter. The sales increase for the period was driven by strong sales increases in food, including candy and snacks, seasonal merchandise, home cleaning products, paper products and pet supplies.

For the thirteen-week period ended April 28, 2006, Dollar General total retail sales increased 8.0 percent to $2.14 billion from $1.98 billion for the thirteen-week period ended April 29, 2005.  Same-store sales for the thirteen-week period increased 1.4 percent.

The Company’s gross margin for the first fiscal quarter of 2006 has been negatively impacted by the mix of sales which has been more heavily skewed toward lower margin highly consumables than anticipated. Sales in the higher margin home and apparel departments have been below the Company’s projections for the quarter, while rising fuel costs have contributed to higher than anticipated transportation expenses. The Company’s fiscal quarter ends on Friday, May 5, 2006.

Earnings Conference Call Information

Dollar General is scheduled to announce earnings for the first quarter on Thursday, June 1, 2006. The Company will host a conference call on Thursday, June 1, 2006, at 9:00 a.m. CDT/10:00 a.m. EDT to discuss the quarter’s financial results.  If you wish to participate, please call (334) 260-2280 at least 10 minutes before the conference call is scheduled to begin.  The pass code for the conference call is “Dollar General”.  The call will also be broadcast live online at www.dollargeneral.com.  A replay of the conference call will be available through Thursday, June 15, online or by calling (334) 323-7226.  The pass code for the replay is 88796148.

Annual Meeting of Shareholders Web Cast Information

Dollar General also plans to Web cast its Annual Meeting of Shareholders on Wednesday, May 31, 2006 at 10:00 a.m. CDT/11:00 a.m. EDT.  The Web cast will be available live on Dollar General’s Web site at www.dollargeneral.com by clicking on the home page spotlight item with a replay available through June 13, 2006.

About Dollar General

Dollar General is a Fortune 500® discount retailer with 8,072 neighborhood stores as of April 28, 2006.  Dollar General stores offer convenience and value to customers by offering consumable basic items that are frequently used and replenished, such as food, snacks, health and beauty aids and cleaning supplies, as well as a selection of basic apparel, house wares and seasonal items at everyday low prices.  The Company store support center is located in Goodlettsville, Tennessee. Dollar General’s Web site can be reached at www.dollargeneral.com.

The 2006 sales numbers are preliminary and unaudited.  In addition, please note that the four-week April 2006 period referred to in this release is based on the four-week retail calendar month as determined by the National Retail Federation, which is widely used in the retail industry. The Company’s fiscal calendar for 2006 does not coincide with the retail monthly calendar and, therefore, sales reported for the fiscal 2006 quarterly periods will differ from the sum of the months.

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